Exhibit 99.3

SS&C Technologies Holdings, Inc.

Unaudited Pro Forma Combined Condensed Financial Statements

Overview

Effective May 31, 2012, SS&C Technologies Holdings, Inc. (the “Company”), through a wholly-owned subsidiary, acquired substantially all of the outstanding share capital of GlobeOp Financial Services S.A. (“GlobeOp”). The Company paid approximately $834.4 million to acquire GlobeOp. The acquisition was funded with a combination of the Company’s existing cash resources and debt financing. The net assets and results of operations of GlobeOp have been included in the Company’s consolidated financial statements from June 1, 2012.

The Company’s Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2012 is based upon the historical audited statement of operations of the Company for the year ended December 31, 2012 (as filed with the SEC in its Annual Report on Form 10-K on February 28, 2013 (the “2012 Form 10-K”)), combined with the unaudited historical statement of operations of GlobeOp for the three months ended March 31, 2012, as included in Exhibit 99.2 to this Current Report on Form 8-K/A. Pro forma adjustments included therein are based upon available information and assumptions that the Company believes are reasonable, including the historical results of GlobeOp from April 1, 2012 through May 31, 2012. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2012 depict the effect of the acquisition of GlobeOp as if the transaction had occurred on January 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable and expected to have a continuing impact on the combined results of the Company and GlobeOp. Additionally, the historical GlobeOp Statement of Operations (which was accounted for under International Financial Reporting Standards, as adopted by the European Union) has been adjusted to US GAAP. The assumptions used to prepare the Unaudited Pro Forma Combined Condensed Statement of Operations are contained in the accompanying notes and should be reviewed in their entirety. The Unaudited Pro Forma Combined Condensed Statement of Operations reflects the preliminary allocation of the purchase price to the assets and liabilities acquired. The Unaudited Pro Forma Combined Condensed Statement of Operations is for informational purposes only. This Unaudited Pro Forma Combined Condensed Statement of Operations is not necessarily indicative of future results or of actual results that would have been achieved had the GlobeOp acquisition been consummated on January 1, 2012, and should not be taken as representative of future consolidated operating results of the Company. The Unaudited Pro Forma Combined Condensed Statement of Operations does not reflect any operating efficiencies or cost savings that the Company may achieve, or any additional expenses that the Company may incur, with respect to the combined companies.

SS&C Technologies Holdings, Inc.

Pro Forma Combined Condensed Statement of Operations

	For the year ended December 31, 2012
	Historical SS&C Technologies	Historical GlobeOp	Pro Forma Adjustments		Pro Forma Combined
(in thousands, unaudited)	(Note 4)
Revenues	$551,842	$60,004	$39,325	(j),(l)	$651,171

Cost of revenues	299,917	32,735	35,471	(a),(b),(l)	368,123

Operating expenses:	128,709	13,333	(6,548	) (c),(h),(j),(l)	135,494

Income from operations	123,216	13,936	10,402		147,554

Interest and other expense, net	(52,731)	(24)	(2,005	) (d),(e),(f),(g),(i),(l)	(54,760)

Income before income taxes	70,485	13,912	8,397		92,794

Provision for income taxes	24,665	3,361	4,452	(k),(l)	32,478

Net income	$45,820	$10,551	$3,945		$60,316

Basic earnings per share	$0.59				$0.77

Basic weighted average number of common shares outstanding	78,321				78,321

Diluted earnings per share	$0.55				$0.73

Diluted weighted average number of common and common equivalent shares outstanding	82,888				82,888

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

SS&C Technologies Holdings, Inc.

Notes to Pro Forma Combined Condensed Financial Statements

Note 1 – The Transaction

Effective May 31, 2012, SS&C Technologies Holdings, Inc. (the “Company”), through a wholly-owned subsidiary, acquired substantially all of the outstanding share capital of GlobeOp Financial Services S.A. (“GlobeOp”). The Company paid approximately $834.4 million to acquire GlobeOp. The acquisition was funded with a combination of the Company’s existing cash resources and debt financing. The net assets and results of operations of GlobeOp have been included in the Company’s consolidated financial statements from June 1, 2012.

Note 2 – Basis of Presentation

The Company’s Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2012 is based upon the historical audited statement of operations of the Company for the year ended December 31, 2012 (as filed with the SEC in its Annual Report on Form 10-K (the “2012 Form 10-K”), combined with the unaudited historical statement of operations of GlobeOp for the three months ended March 31, 2012, as included in Exhibit 99.2 to this Current Report on Form 8-K/A. Pro forma adjustments included therein are based upon available information and assumptions that the Company believes are reasonable, including the historical results of GlobeOp from April 1, 2012 through May 31, 2012. The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2012 depicts the effect of the acquisition of GlobeOp as if the transaction had occurred on January 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable, and with respect to the Unaudited Pro Forma Combined Condensed Statement of Operations, expected to have a continuing impact on the combined results of the Company and GlobeOp. Additionally, the historical GlobeOp Financial Statements (which were accounted for under International Financial Reporting Standards, as adopted by the European Union) have been adjusted to US GAAP. The assumptions used to prepare the Unaudited Pro Forma Combined Condensed Statement of Operations are contained in the accompanying notes and should be reviewed in their entirety. The Unaudited Pro Forma Combined Condensed Statement of Operations reflects a preliminary allocation of the purchase price to the assets and liabilities acquired based on currently available information. The Unaudited Pro Forma Combined Condensed Statement of Operations is for informational purposes only. This Unaudited Pro Forma Combined Condensed Statement of Operations is not necessarily indicative of future results or of actual results that would have been achieved had the GlobeOp acquisition been consummated on January 1, 2012, and should not be taken as representative of future consolidated operating results of the Company. The Unaudited Pro Forma Combined Condensed Statement of Operations does not reflect any operating efficiencies or cost savings that the Company may achieve, or any additional expenses that the Company may incur, with respect to the combined companies.

Note 3 – Accounting Policies

The Pro Forma Financial Statements do not assume any differences in accounting policies. The Company is not aware of any differences that would have a material impact on the Pro Forma Financial Statements.

Note 4 – Calculation of Estimated Consideration Transferred and Preliminary Pro Forma Allocation of Consideration to Net Assets Acquired

On May 31, 2012, SS&C purchased the issued and to be issued share capital of GlobeOp for approximately $834.4 million using existing cash and debt financing as discussed in Note 5 below, plus the costs of effecting the transaction and the assumption of liabilities. GlobeOp provides independent fund services, specializing in middle and back office services and integrated risk-reporting to hedge funds, asset management firms and other sectors of the financial industry.

The net assets and results of operations of GlobeOp have been included in the Company’s consolidated financial statements from June 1, 2012. The purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their fair value at the date of acquisition. The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities. The fair value of the intangible assets, consisting of completed technology, trade name and customer relationships, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name, and the discounted cash flows method was utilized for the customer relationships. The intangible assets are amortized each year based on the ratio that the projected cash flows for the intangible assets bear to the total of current and expected future cash flows for the intangible assets. The completed technology is amortized over approximately eight years, customer relationships are amortized over approximately nine years and trade name is amortized over approximately seventeen years, in each case the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill and is not tax deductible.

The following summarizes the allocation of the purchase price for the acquisitions:

Cash	$45,479
Accounts receivable	21,611
Fixed assets	33,507
Other assets	27,065
Acquired client relationships and contracts	276,000
Completed technology	39,000
Trade names	15,000
Goodwill	503,089

Assets acquired	960,751

Deferred revenue	(731)
Deferred taxes	(92,302)
Other liabilities	(33,325)

Liabilities assumed	(126,358)

Total purchase price	$834,393

Note 5 – Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations for the Year ended December 31, 2012

The following pro forma adjustments were applied to the historical statements of operations for the Company and GlobeOp for the year ended December 31, 2012 (in thousands):

(a) To record amortization of purchased technology for the period from January 1, 2012 through May 31, 2012. The amortization of purchased technology has been calculated based on a new fair value basis of $39,000, amortized over an estimated life of approximately eight years.	$2,143

(b) To record amortization of acquired customer relationships for the period from January 1, 2012 through May 31, 2012. The amortization of acquired customer relationships has been calculated based on a new fair value basis of $276,000, amortized over a range of estimated lives of approximately four to nine years.	12,260

(c) To record amortization of trade names for the period from January 1, 2012 through May 31, 2012. The amortization of trade names has been calculated based on a new fair value basis of $15,000, amortized over an estimated useful life of approximately 17 years.	377

(d) To record interest expense. Interest expense related to the portion of the new debt facilities specifically attributable to the GlobeOp transaction, using an interest rate of LIBOR of 0.25646% plus 2.75% for Term A loan borrowings and an interest rate of 5% for Term B loan borrowings. Interest rates for the Term A and Term B loans are variable and the adjustment is based on LIBOR of 0.25646%. A 1/8% variance in the interest rate on the Term A and Term B borrowings would impact interest expense by approximately $168 and $0, respectively.	20,701

(e) To record amortization of deferred financing fees for the period from January 1, 2012 through May 31, 2012. The amortization of deferred financing fees has been calculated based on $29,295, amortized over an estimated life of approximately seven years.	1,744

(f) To record amortization of original issue discount (“OID”) on Term Loan A and Term Loan B borrowings for the period from January 1, 2012 through May 31, 2012. The amortization of OID of $9,600, over five and a half years as it relates to Term Loan A borrowings, and seven years as it relates to Term Loan B borrowings.	599

(g) To record the annual agency fee on the debt facilities for the period from January 1, 2012 through May 31, 2012.	63

(h) To record the elimination of transaction costs.	(14,551)

(i) To record the following for the period from January 1, 2012 through May 31, 2012:

The elimination of historical amortization of deferred financing fees.	(185)

The elimination of historical loss on extinguishment of debt as a result of the refinancing in connection with the GlobeOp acquisition	(4,355)

The elimination of historical interest expense on $260,000 of re-financed debt.	(1,264)

The elimination of historical loss on foreign currency contracts. As a result of the purchase price’s foreign currency denomination, the Company was exposed to market risks relating to fluctuations in foreign currency exchange rates. In conjunction with the acquisition, the Company entered into a forward currency transaction and a currency option transaction to protect against the foreign currency exchange rate risk that existed. These transactions resulted in a loss of $14.3 million recorded in other expense on the Consolidated Statements of Comprehensive Income for the year ended December 31, 2012.

(14,285)

(j) To adjust the GlobeOp historical financial statements from IFRS-EU to US GAAP:

To reduce expenses for social charges that are not recorded under US GAAP until options are exercised.	(485)

To reduce revenue for the timing difference in revenue recognition for contracts under US GAAP.	(499)

(k) To record the provision for income taxes. Provision for income taxes equal to 35% of combined net income, adjusted for pro forma entries.	4,452

(l) To record the historical statement of operations of GlobeOp for the period April 1, 2012 through May 31, 2012, on a pro forma basis (exclusive of transaction costs of $18,013 incurred by GlobeOp directly attributable to the acquisition).	39,824

Revenues

Cost of revenues	21,068

Operating expenses	8,111

Income from operations	10,645

Interest and other income, net	1,013

Income before income taxes	11,658

Provision for income taxes	3,731

Net income	7,927